UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2014

Brista Corp.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-191721	99-0384160
(Commission File Number)	(IRS Employer Identification No.)

302 San Anselmo Avenue, Suite 220
San Anselmo, CA 94960
(Address of principal executive offices and zip code)

(Registrant’s telephone number including area code)

Stigu iela, 26 dz. 2

Mezares, Babites pagasts, Latvia LV- 2101

Tel. 37127196113

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 30, 2014, Joseph Abrams was appointed to as the President, Treasurer, Secretary and a Director of the Company and Andrejs Levaskovics resigned as the President, Treasurer, Secretary and a Director of the Company.

Mr. Joseph W. Abrams, also known as Joe, was the co-founder of the parent company of MySpace in 1998. He is the Financial Advisor and Member of Board of Advisors of MCW Energy Group Limited. He has experience in helping early-stage, publicly held technology companies reach the next phase of growth.  Prior to that, he co-founded The Software Toolworks, Inc., in 1983. He was a seed investor and advisor to ZAGG (NASDAQ: ZAGG) where he co-engineered a public offering for this mobile accessory company. He serves on several private and nonprofit boards, including the board of the Simon Graduate School of Business at the University of Rochester. He has been a Member of Board of Advisors at Mind Solutions, Inc. since May 15, 2014 and RealBiz Media Group Inc., since June 2014. He has been a Member of Advisory Board at High Performance Beverages Company since July 1, 2014. He serves as a Member of Advisory Board at Barron Partners LP.  He holds a BA and MBA. He was an Adjunct Graduate Faculty Member at the Central State University, and a Professor of Accounting, Finance and Statistics, MBA Program. Mr. Abrams earned his Bachelors Degree in Economics from the State University of New York College at Buffalo. He holds an MBA in Finance and Marketing from William E. Simon Graduate School of Business at the University of Rochester.

There are no family relationships between Mr. Abrams and any former director, executive officer or person nominated or chosen by the Company to become director or executive officer.  Additionally, there have been no transactions involving Mr. Abrams that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2014	BRISTA CORP.
(Registrant)

	By:	/s/ Joseph Abrams
Name: Joseph Abrams Title: President